Exhibit 10.8

Mimecast Limited

Rules of the Mimecast Limited Approved Share Option Plan

Approved by the Board on 24 October 2012

Approved by HM Revenue & Customs on 14 November 2012

HM Revenue & Customs reference: X109220

Amended by the Board on 13 May 2014

Amended by the Compensation Committee of the Board on 28 April 2015

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

1.	Definitions	3

2.	Grant of Options	5

3.	Limit on value of Options	6

4.	Rights of Exercise and lapse of Options	6

5.	Lapse of Options	8

6.	Takeover, Reconstruction, Winding-Up and Listing	8

7.	Replacement Options	10

8.	Manner of Exercise	10

9.	Issue or Transfer of Shares	11

10.	Adjustments	11

11.	Administration	12

12.	Alterations	13

13.	General	13

1.	Definitions

1.1	In this Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below:

“Appropriate Period” has the meaning given by paragraph 26(3) of Schedule 4;

“Associated Company” has the meaning given by paragraph 35 of Schedule 4;

“Board” means the board of directors for the time being of the Company or a duly authorised committee thereof;

“Close Company” means a close company as defined in Section 989 of the Income Tax Act 2007 as varied by paragraph 9 of Schedule 4;

“Committee” means a committee of the Board;

“Company” means Mimecast Limited (registered number 04698693) whose registered address is at 2-8 Balfe Street, London, N1 9EG;

“Constituent Company” means

(a)	the Company; and

(b)	any other company which is under the Control of the Company, is a Subsidiary of the Company and which has been expressly designated by the Board as being a Constituent Company; and

(c)	any other company which is a Jointly Owned Company and which has been expressly designated by the Board as being a Constituent Company;

“Control” has the meaning given by Section 995 of the Income Tax Act 2007;

“Date of Cessation” means the date on which a Participant ceases to hold an office or employment with a Constituent Company or an Associated Company;

“Date of Death” means the date on which a Participant dies;

“Date of Grant” means the date on which the Board grants an Option;

“Dealing Day” means any day on which the London Stock Exchange is open for the transaction of business;

“Eligible Employee” means any person who at the Date of Grant is:

(a)	a full-time director (required to work for not less than 25 hours per week, excluding meal breaks) or employee, of a Constituent Company; and

(b)	not precluded by paragraph 9 of Schedule 4 from participating in the Plan;

“Employees’ Share Scheme” has the meaning given by Section 1166 of the Companies Act 2006;

“Exercise Price” means the total amount payable in relation to the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Group Member” means the Company, any company under the Control of the Company or any Associated Company;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Jointly Owned Company” means any company owned by the Company jointly with another person and any company controlled by such jointly owned company within the meaning of Paragraph 34 of Schedule 4 ITEPA;

“London Stock Exchange” means the London Stock Exchange plc;

“Market Value” means in relation to a Share on any day:

(a)	if and so long as the Shares are fully quoted on the London Stock Exchange, its middle market quotation (as derived from the Daily Official List of the London Stock Exchange);

(b)	subject to (a) above, its market value, determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 agreed in advance with the Shares and Assets Valuation of HM Revenue & Customs;

“Material Interest” has the meaning given by paragraph 10 of Schedule 4;

“Member of a Consortium” has he meaning given by paragraph 36(2) of Schedule 4;

“Option” means a right to acquire Shares under the Plan;

“Option Price” means the price per Share, as determined by the Board, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him being not less than the higher of:

(a)	the Market Value of a Share on the Dealing Day immediately preceding the Date of Grant (or, if the Committee determines, the average of the Market Values on the three Dealing Days immediately preceding the Date of Grant ); and

(b)	if the Shares are to be subscribed, their nominal value; but subject to any adjustment pursuant to Rule 8;

“Participant” means any Eligible Employee to whom an Option has been granted, or (where the context so admits) the personal representative(s) of any such person;

“PAYE Liability” means the amount (if any) of:

(a)	income tax payable by deduction under Part 11 of ITEPA (PAYE);

(b)	primary Class 1 National Insurance Contributions (“NIC”);

(c)	all or such part (as may from time to time be agreed in writing between the Participant and the Company (or the Participant’s employing company)) of any secondary Class 1 NIC payable in respect of any gain which is treated as remuneration derived from the Participant’s employment for NIC purposes by virtue of Section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 (as amended); or

(d)	any other similar taxes or duties, which a Constituent Company or other Group Member would be required to account for to HM Revenue & Customs or other taxation authority if a Participant exercised an Option;

“Retirement” means retirement on or after the age of [65] years;

“Schedule 4” means Schedule 4 to ITEPA;

“Plan” means the Mimecast Limited Approved Share Option Plan which has been approved by HM Revenue & Customs in accordance with Schedule 4, in its present form or as from time to time amended in accordance with the provisions hereof;

“Share” means a fully paid ordinary share in the capital of the Company which satisfies paragraphs 16 to 20 of Schedule 4;

“Subsidiary” means a company as defined by Section 1159 of the Companies Act 2006; and

“Vesting Commencement Date” shall mean the Date of Grant or other date from which vesting shall be determined as specified by the Board on the Date of Grant, provided that such date shall be no earlier than one year prior to the Date of Grant;

“Vesting Schedule” means the that the Option shall vest as to 25% of the number of Shares on the first anniversary of the Vesting Commencement Date and as to a further 6.25% on the expiry of 3 months from such anniversary and 6.25% on the expiry of every subsequent period of 3 months until the Option is fully vested 4 years from the Vesting Commencement Date.

1.2	Words and expressions not otherwise defined herein have the same meaning they have in ITEPA.

1.3	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4	Reference in the Rules of the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these Rules mutatis mutandis as if they were an Act of Parliament.

1.5	The headings in the rules of the Plan are for the sake of convenience only and should be ignored when construing the rules.

2.	Grant of Options

2.1	The Board may at any time grant Options at the Option Price to Eligible Employees nominated to it by the Committee.

2.2	The Board may at the Date of Grant impose such performance condition or performance conditions on the exercise of an Option as determined by the Committee. Such performance conditions:

(a)	must be objective and stated in writing at the Date of Grant; and

(b)	may not be waived, varied or amended by the Committee unless in accordance with the terms of such conditions or, where any waiver, variation or amendment is at the discretion of the Committee, it shall only be exercised in a manner which the Committee has determined to be fair and reasonable and, if events happen which cause the Committee, acting fairly and reasonably, to consider that the waived, varied or amended condition would be appropriate and would result in the waived, varied or amended condition being no easier and no more difficult to satisfy than the condition as it existed immediately prior to such waiver, variation or amendment.

2.3	The grant of an Option shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority, and the requirements of the London Stock Exchange, AIM and any other securities exchange on which the Shares are traded.

2.4	The Company shall issue to each Participant a duly executed certificate in respect of the Option in such form as the Board may from time to time prescribe. Such certificate must be sealed by the Company or executed as a deed on behalf of the Company. No payment to the Company shall be required on the grant of an Option.

2.5	Subject to the rights of exercise by the Participant’s personal representatives pursuant to Rule 4.2, every Option shall be personal to the Participant to whom it is granted and shall not be transferable or in any way alienable.

3.	Limit on value of Options

3.1	Any Option granted to an Eligible Employee shall be limited and take effect so that, immediately following such grant, the aggregate Market Value of all the Shares which he may acquire on the exercise in full of all unexercised options then held by him under this Plan and any other share option Plan approved by HM Revenue & Customs under Schedule 4 and adopted by the Company or any Associated Company shall not exceed £30,000 (thirty thousand pounds) or such other amount as shall from time to time be specified in paragraph 6(1) of Schedule 4.

3.2	In determining the limits in Rule 3.1 above, no account shall be taken of any Shares where the right to acquire them was released without being exercised within 30 days of its grant.

4.	Rights of Exercise and lapse of Options

4.1	An Option:

(a)	save as provided in Rules 4.2, 4.3, 4.4 and Rule 6 below shall not be exercised earlier than the fourth anniversary of the Vesting Commencement Date;

(b)	save as provided in Rule 4.2, 4.3 and Rule 6 below, may only be exercised by a Participant whilst he is a director or employee of a Constituent Company or an Associated Company;

(c)	may only be exercised if any performance conditions (as waived, varied or amended) imposed pursuant to Rule 2.2 have been fulfilled to the satisfaction of the Board, on the recommendation of the Committee;

(d)	may not be exercised at any time when a Participant has or has had within the preceding 12 months a Material Interest in a Close Company which is:

(i)	the Company; or

(ii)	any company which has Control of the Company or is a Member of a Consortium which owns the Company.

Death of Participant

4.2	An Option may be exercised in the period of 12 months following the date of death of a Participant by the Participant’s personal representatives

(i)	to the extent that the Option has vested in accordance with the Vesting Schedule as at the Date of Death: and

(ii)	if any performance conditions (as waived, varied or amended) imposed pursuant to Rule 2.2 have been fulfilled to the satisfaction of the Board, on the recommendation of the Committee as at the Date of Death.

To the extent that the Option is unvested in accordance with the Vesting Schedule as at the Date of Death, the Committee shall have the discretion to permit the exercise of such unvested part of the Option within 12 months of the Date of Death. Such discretion shall only be exercised in a manner which the Committee has determined to be fair and reasonable.

Participant leaving office or employment

4.3	If a Participant ceases to hold an office or employment with a Constituent Company or an Associated Company as a result of:

(a)	injury or disability;

(b)	redundancy within the meaning of the Employment Rights Act 1996;

(c)	Retirement;

(d)	early retirement by agreement with his employer;

(e)	the company which employs him ceasing to be under the Control of the Company or such company ceasing to be a Constituent Company;

(f)	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither under the Control of the Company nor a Constituent Company; or

(g)	any other reason, at the discretion of the Board, acting fairly and reasonably, on the recommendation of the Committee.

an Option may only be exercised within the period of six months following the Date of Cessation:

(i)	to the extent that the Option has vested in accordance with the Vesting Schedule as at the Date of Cessation: and

(ii)	if any performance conditions (as waived, varied or amended) imposed pursuant to Rule 2.2 have been fulfilled to the satisfaction of the Board, on the recommendation of the Committee as at the Date of Cessation.

To the extent that the Option is unvested in accordance with the Vesting Schedule as at the Date of Cessation, the Committee shall have the discretion exercisable before the Date of Cessation to permit the exercise of such unvested part of the Option within six months of the Date of Cessation. Such discretion shall only be exercised in a manner which the Committee has determined to be fair and reasonable.

Admission to Main Market of London Stock Exchange, AIM or any other securities exchange – for Options granted before 13 May 2014 only

4.4	Rule 4.4 shall only apply to Options granted before 13 May 2014 only. If the Company’s shares are admitted to listing on the Main Market of the London Stock Exchange, AIM or any other securities exchange, the Option shall Vest in full immediately after the admission date (notwithstanding that part of the Option may be Unvested). The Option will be exercisable (subject to the discretion of the Board to permit an earlier exercise) as follows:

(a)	25% immediately following the admission date;

(b)	a further 50% on the first anniversary of the admission date;

(c)	a further 25% on the second anniversary of the admission date.

Admission to Main Market of London Stock Exchange, AIM or any other securities exchange – for Options granted on or after 13 May 2014

4.5	For the avoidance of doubt, Rule 4.4 shall not apply to all Options granted on or after 13 May 2014 and on admission vesting shall continue as detailed in the Vesting Schedule.

5.	Lapse of Options

5.1	Options shall lapse under the occurrence of the earliest of the following events:

(a)	the tenth anniversary of the Date of Grant;

(b)	the expiry of any of the periods specified in Rule 4.2 and 4.3 (save that if at the time any of the applicable periods under Rule 4.3 expire, time is running under the period in Rule 4.2, the Option shall not lapse by reason of this Rule 4.4 until the expiry of the period under Rule 4.2);

(c)	the expiry of any of the periods specified in Rules 6.1, 6.5, 6.6 and 6.7 save where an option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 6.1(a), 6.5 or 6.6) pursuant to Rule 7.1;

(d)	The Participant ceasing to hold an office or employment with a Constituent Company or an Associated Company in any circumstances other than:

(i)	where the cessation of office or employment arises on any of the grounds specified in Rules 4.2 or 4.3; or

(ii)	where the cessation of employment arises on any ground whatsoever during any of the periods specified in Rule 6;

(e)	subject to Rule 6.7 the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

(f)	the Participant being deprived of the legal or beneficial ownership of the Option by the operation of the law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt.

6.	Takeover, Reconstruction, Winding-Up and Listing

Change of Control

6.1	If any person obtains Control of the Company as a result of

(a)	making a general offer to acquire the whole of the issued share capital of the Company which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have control of the Company,

(b)	negotiating a share sale and purchase agreement with the shareholders of the Company which contemplates that the person will obtain Control of the Company on completion;

an Option may only be exercised to the extent set out in Rule 6.2 and 6.3 within the period of six months of the time when the person obtains Control of the Company (the “Unconditional Time”) or immediately before the Unconditional Time.

6.2	An Option may be exercised under Rule 6.1:

(a)	to the extent that the Option has vested in accordance with the Vesting Schedule as at the Unconditional Time: and

(b)	if any performance conditions (as waived, varied or amended) imposed pursuant to Rule 2.2 have been fulfilled to the satisfaction of the Board, on the recommendation of the Committee as at the Unconditional Time.

6.3	An Option may be exercised under Rule 6.1:

(a)	to the extent of 75% of the unvested part of the Option in accordance with the Vesting Schedule as at the Unconditional Time; and

(b)	the Committee shall have the discretion to permit the exercise of the remaining 25% of the unvested part of the Option. Such discretion shall only be exercised in a manner which the Committee has determined to be fair and reasonable.

6.4	For the purpose of Rule 6.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it.

Compulsory acquisition or squeeze out

6.5	If any person becomes bound or entitled to acquire Shares under Sections 979 to 982 of the Companies Act 2006 an Option may be exercised at any time when that person remains so bound or entitled (to the extent set out in Rule 6.2 and 6.3).

Scheme of arrangement or compromise

6.6	If under Section 899 of the Companies Act 2006 it is proposed that the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a Plan for the reconstruction of the Company or its amalgamation with any other company or companies:

(a)	The Company shall give notice thereof to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement.

(b)	The Participant may then exercise the Option subject to the terms of this Rule before the later of the expiry of six months from the date of such notice and the date on which the Court sanctions the compromise or arrangement and thereafter the Option shall lapse conditionally on such compromise or arrangement being sanctioned by the Court and becoming effective.

(c)	The exercise of the Option shall be to the extent set out in Rule 6.2 and 6.3 (provided that the Unconditional Time shall be defined as the date of the Court sanctioning the compromise or arrangement)

(d)	The exercise of an Option under this sub-rule shall be conditional on such compromise or arrangement being sanctioned by the Court and becoming effective.

Voluntary winding-up

6.7	If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall give notice thereof to all Participants and thereafter an Option may be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned sine die provided that any such exercise of an Option pursuant to this sub-rule shall be conditional upon the said resolution being duly passed and shall only be in respect of the part of the Option vested as at the date of the resolution. If such resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse immediately.

7.	Replacement Options

7.1	If Options become exercisable pursuant to any of Rule 6.1 (a) (where the person acquiring control is a company), 6.5 and 6.6 above, any Participant may at any time within the Appropriate Period, by agreement with the acquiring company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which (for the purpose of Part 6 of Schedule 4) is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4) provided always that, where Options are conditionally exercisable under Rule 6.6 above, such release and grant shall be made subject to the same conditions and so as to become effective on satisfaction of the conditions which are (or would be) applicable to exercise.

7.2	The New Option shall not be regarded for the purposes of Rule 7.1 as equivalent to the Old Option unless the conditions set out in paragraph 27(4) of Schedule 4 are satisfied but so that the provisions of the Plan shall for this purpose be construed as if:

(a)	the New Option were an option granted under the Plan at the same time as the Old Option;

(b)	except for the purpose of the definition of “Constituent Company” in Rule 1, the reference to Mimecast Limited in the definition of “the Company” in Rule 1 were a reference to the different company mentioned in Rule 7.1, however the Plan will remain that of Mimecast Limited; and

(c)	all conditions imposed by Rule 2.2 have been satisfied.

8.	Manner of Exercise

8.1	An Option may be exercised in whole or in part.

8.2

Subject to Rule 8.3, an Option may be exercised by the delivery to the Company Secretary or his duly appointed agent of a certificate covering at least all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant together with a remittance for the Exercise Price payable in respect of the Shares over which the

Option is to be exercised. If any conditions must be fulfilled before an Option may be exercised, the delivery of the certificate shall not be treated as effecting the exercise of an Option unless and until the Board is satisfied that the conditions have been fulfilled.

8.3	In the event that any PAYE Liability becomes due on the exercise of an Option, the Option may not be exercised unless:

(a)	the Constituent Company is able to deduct an amount equal to the whole of the PAYE Liability from the Participant’s net pay for the next pay period; or

(b)	the Participant has paid to the Constituent Company an amount equal to the PAYE Liability; or

(c)	the sum of the amount that the Participant has paid to the Constituent Company in respect of the Constituent Company’s obligation to satisfy the PAYE liability and the total amount that the Constituent Company is able to deduct from the Participant’s net pay for the next pay period is equal to or more than the PAYE Liability (for the avoidance of doubt any overdeduction of the PAYE Liability shall be reimbursed to the Participant as soon as is practicable by cheque or through the Participant’s pay); or

(d)	the Participant has given irrevocable instructions to the Company’s brokers (or any other person acceptable to the Company) for the sale of sufficient shares acquired on the exercise of the Option to realise an amount equal to the PAYE Liability and the payment of the PAYE Liability to the Company

9.	Issue or Transfer of Shares

9.1	Subject to Rule 9.3, Shares to be issued pursuant to the exercise of an Option shall be allotted to the Participant (or his nominee) within 28 days following the date of effective exercise of the Option.

9.2	Subject to Rule 9.3, the Board shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 28 days following the date of effective exercise of the Option.

9.3	The allotment or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.3 above.

9.4	Shares issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the date of exercise.

9.5	Shares transferred pursuant to the Plan shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of exercise.

9.6	If and so long as the Shares are listed on the London Stock Exchange, AIM or on any other securities exchange, the Company shall apply for listing of any Shares pursuant to the Plan as soon as practicable after the allotment thereof.

10.	Adjustments

10.1

The number of Shares over which an Option is granted and the Option Price therefore (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired) shall be adjusted in such manner as the Board shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company, to the intent that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the aggregate Exercise Price payable in respect of an Option shall remain unchanged, provided that no adjustment made pursuant to this Rule 10.1 shall be made without the prior approval of HM Revenue & Customs (so long as the Plan is approved by HM Revenue & Customs).

10.2	Apart from pursuant to this Rule 10.2, no adjustment under Rule 10.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3	The Board may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or reissue any certificate consequent upon such adjustment.

11.	Administration

11.1	Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Constituent Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

11.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

11.3	In the case of partial exercise of an Option, the Board may in consequence call in, endorse, cancel and reissue, as it considers appropriate, any certificate for the balance of the Shares over which the Option was granted.

11.4	If any certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

11.5	The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

11.6

The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Committee shall be final and binding on all parties.

11.7	The cost of introducing and administering the Plan shall be borne by the Company.

12.	Alterations

12.1	Subject to Rules 12.2, 12.4 and 12.5, the Board may at any time alter or add to all or any of the provisions of the Plan in any respect.

12.2	No alteration or addition shall be made under Rule 12.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

(a)	with the consent in writing of such number of Participants as hold Options under the Plan to acquire 75 per cent, of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were exercised; or

(b)	by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants who attend and vote either in person or by proxy; and

for the purpose of this Rule 12.2 the provisions of the Articles of Association of the Company relating to shareholder meeting shall apply mutates mutandis.

12.3	As soon as reasonably practicable after making any alteration or addition under Rule 12.1, the Board shall give written notice thereof to any Participant affected thereby.

12.4	No alteration shall be made to the Plan if following the alteration the Plan would cease to be an Employees’ Share Scheme.

12.5	If an alteration or addition is made under Rule 12.1 at a time when the Plan is approved by HM Revenue & Customs under Schedule 4 and amounts to an alteration to a key feature of the Plan (being a provision of the Plan which is necessary in order to meet the requirements of Schedule 4), it shall not have effect until it has been approved by HM Revenue & Customs.

13.	General

13.1	The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary’s employees. Nothing in the Plan shall be deemed to give any employee of any Constituent Company any right to participate in the Plan.

13.2	The rights and obligations of any individual under the terms of his office or employment with a Constituent Company shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with a Constituent Company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements.

13.3	All Participants and Eligible Employees agree as a condition of their participation in the Plan that any personal data in relation to them may be held by any company in the Group or passed to any third party in connection with the administration of the Plan.

13.4	These Rules shall be governed by and construed in accordance with the law of England.

Certificate No.

MIMECAST LIMITED

EXECUTIVE SHARE OPTION SCHEME

OPTION CERTIFICATE – FOR APPROVED OPTION

This is to certify that [Name] of [Address] is the holder of an Option to acquire up to a maximum of [            ] shares of [            ] each in Mimecast Limited at a price of [            ] per B Ordinary Share.

This Option was granted on [date] under the Rules of the Mimecast Limited Approved Share Option Plan (the “Plan Rules”).

The Option is exercisable in accordance with the Plan Rules. [The exercise of the Option is subject to the satisfaction of the performance condition set out in the attached schedule.] The Option may not be exercised after 10 years from the date of grant.

A condition of the exercise of the Option is that the holder of the Option agrees to pay any secondary Class 1 NIC (Employer’s NIC) arising on such exercise.

This Option is not transferable and will lapse upon the occasion of an assignment, charge, disposal or other dealing with the rights conveyed by it.

SIGNED as a Deed
by Mimecast Limited	)
acting by	)

Director

Director/Secretary

DATED:

THIS CERTIFICATE IS IMPORTANT AND SHOULD BE

KEPT IN A SAFE PLACE